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Exhibit 99.1

NEWS

FOR RELEASE: August 19, 1999
Contact: Tom Kennedy (303) 749-3041 or Phil Allen (303) 749-3013

Convergent Communications Announces Resignation of Chief Financial Officer; Appoints Interim CFO

ENGLEWOOD, Colo. - Convergent Communications, Inc. (Nasdaq: CONV), an Enterprise Network Carrier providing single-source business communications solutions, today announced that it has accepted the resignation of John J. Phibbs as Chief Financial Officer. Vice President of Finance, Steven Q. Hansen will serve as acting CFO during the interim period until a successor is named.

Phibbs, the company's CFO since January 1998, is leaving the company to pursue other interests.

"We are grateful to John for his contributions to the growth of our company, from its formation and through its early development," said Chairman and CEO John R. Evans. "He built a strong financial team and department. We wish him well."

Evans said the company has initiated a search for a CFO focused on supporting the company through its next level of growth and development.

Convergent Communications Services, Inc., a wholly owned subsidiary of Convergent Communications, Inc. (Nasdaq: CONV), is an Enterprise Network Carrier providing single-source integrated data and voice communications solutions. With operations in 35 markets, the company's services include the design, implementation, support and monitoring of data and voice networks and Internet services. Through its Enterprise Network Services (ENS) offering, Convergent Communications owns, manages, maintains and monitors client data and voice networks under long-term service agreements.

For more information on Convergent Communications, visit the company's Web site at http://www.converg.com.